EXHIBIT 11.1

STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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
				      Three Months Ended      Six Months Ended
					  June 30                   June  30
				     1996         1995          1996          1995
Primary:
Average shares outstanding           9,490,956    9,359,982     9,462,128         9,355,422
Net effect of dilutive stock options
  based on the treasury stock
  method using average market price    441,556      143,746       414,158           106,810

Totals                               9,932,512    9,503,528      9,876,286         9,462,232
Net Income                            $988,439     $559,379     $1,770,936          $949,509
Per share amount                          $.10         $.06           $.18              $.10


Fully diluted:
Average shares outstanding           9,490,956    9,359,982     9,462,128          9,355,422

Net effect of dilutive stock options
  based on the treasury stock
  method using quarter-end market
  price which is greater than
  average market price                                474,326     236,040         498,088           236,040

Totals                               9,965,282    9,596,022       9,960,216         9,591,462
Net Income                            $988,439   $  559,379      $1,770,936          $949,509
Per share amount                          $.10         $.06            $.18              $.10
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